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                                                                      Exhibit 99

[LOGO] [LETTERHEAD OF VIROPHARMA
                    INCORPORATED]

                        ViroPharma Announces Extension of
             Hepatitis C Screening Phase of Collaboration with Wyeth

Exton, PA, June 19, 2002 - ViroPharma Incorporated (Nasdaq: VPHM), today announced that it has extended the screening phase of its HCV drug discovery, development and commercialization agreement with Wyeth (NYSE: WYE) for up to an additional two years.

The companies are engaged in a broad-based program designed to discover, develop and commercialize antiviral compounds to treat hepatitis C. Under the terms of the agreement, signed in December 1999, Wyeth pays a substantial portion of HCV research and development expenses incurred by ViroPharma. The companies will co-promote products resulting from the collaboration and share equally in profits from product sales in the U.S. and Canada. In the rest of the world, Wyeth will assume full responsibility for commercialization of products and will pay to ViroPharma royalties on product sales.

 "We have made significant advancements in our hepatitis C program with Wyeth," said Michel de Rosen, ViroPharma's president and chief executive officer. "Both companies now have access to some of the newest technologies in the HCV area, which we expect will improve our chances for success. We are planning to advance our next lead compound into phase 1 safety studies by the end of this year. We also are advancing several additional compounds in earlier stages of development."

"The hepatitis C effort represents an important program for Wyeth," said L. Patrick Gage, Ph.D., Wyeth's president of research. "Together with ViroPharma, we have set an aggressive timeline for advancing new antiviral drug candidates that one day could dramatically improve the lives of people who suffer from hepatitis C."

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Hepatitis C virus is recognized as a major cause of chronic hepatitis worldwide.
Approximately 85 percent of persons infected with HCV develop chronic hepatitis, of which 20 percent progress to liver cirrhosis. Hepatitis C affects more than 170 million people worldwide and accounts for approximately 40 percent of all deaths due to liver failure, or about 10,000 deaths each year, according to the Centers for Disease Control and Prevention.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. ViroPharma is focused on drug development and discovery activities in viral diseases including the common cold (a viral respiratory infection, or VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, Picovir(TM), is in clinical development for the treatment of picornavirus diseases, and was the subject of a new drug application (NDA) that was reviewed by the FDA for the treatment of VRI in adults. In May 2002, ViroPharma received a "not approvable" letter from the FDA with respect to the Picovir NDA. ViroPharma also has product candidates in preclinical and clinical development for the treatment of hepatitis C and RSV diseases, respectively. ViroPharma's sales force currently details two drugs for Aventis Pharmaceuticals.

About Wyeth

Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

Statements in this press release relating to ViroPharma's plans and efforts to develop product candidates for the treatment of hepatitis C, plans for advancing hepatitis C product candidates into clinical trials and the ability of new technologies to improve ViroPharma's likelihood for success in its HCV program are forward-looking and subject to risks and uncertainties. The discovery and development of investigational pharmaceutical products is subject to risks and uncertainties. There can be no assurance that appropriate HCV product development candidates can be identified, that planned clinical studies can be initiated in accordance with ViroPharma's anticipated schedule or at

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all, that technologies to which ViroPharma has access will improve ViroPharma's likelihood for success in its HCV program. These factors, and other factors, including, but not limited to those described in ViroPharma's most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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